                                                                    EXHIBIT 10.1


                           STOCK PURCHASE AGREEMENT

                                BY AND BETWEEN

                             ERC INDUSTRIES, INC.
                     (D/B/A/ WOOD GROUP PRESSURE CONTROL)
                                 (THE "BUYER")

                                      AND

                           INVERSIONES WESTERN C.A.,
                                (THE "SELLER")

                               WHICH IS OWNED BY
                               JIMMY J. MARZUOLA
                               (THE "GUARANTOR")

                            RELATING TO ALL OF THE

                    ISSUED AND OUTSTANDING CAPITAL STOCK OF

                                 BOMPET, C.A.
                                (THE "COMPANY")



                                EFFECTIVE AS OF
                                JANUARY 1, 1998

                               TABLE OF CONTENTS

1. DEFINITIONS                                                             - 1 -
2. SALE AND TRANSFER OF SHARES; CLOSING                                    - 1 -
     2.1  SHARES                                                           - 1 -
     2.2  PURCHASE PRICE                                                   - 1 -
     2.3  CLOSING                                                          - 1 -
     2.4  CLOSING OBLIGATIONS                                              - 2 -
     2.5  EARN OUT AMOUNT                                                  - 3 -
3. REPRESENTATIONS AND WARRANTIES OF SELLER                                - 6 -
4. REPRESENTATIONS AND WARRANTIES OF BUYER                                 - 6 -
5. GENERAL PROVISIONS                                                      - 6 -
     5.1  EXPENSES                                                         - 6 -
     5.2  PUBLIC ANNOUNCEMENTS                                             - 7 -
     5.3  CONFIDENTIALITY                                                  - 7 -
     5.4  NOTICES                                                          - 7 -
     5.5  ARBITRATION;                                                     - 9 -
     5.6  FURTHER ASSURANCES                                              - 10 -
     5.7  WAIVER                                                          - 10 -
     5.8  ENTIRE AGREEMENT AND MODIFICATION                               - 10 -
     5.9  DISCLOSURE SCHEDULE                                             - 11 -
     5.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS              - 11 -
     5.11 SEVERABILITY                                                    - 11 -
     5.12 SECTION HEADINGS, CONSTRUCTION                                  - 11 -
     5.13 TIME OF ESSENCE                                                 - 11 -
     5.14 GOVERNING LAW                                                   - 12 -
     5.15 COUNTERPARTS                                                    - 12 -
     5.16 INCORPORATION BY REFERENCE                                      - 12 -
     5.17 NON-COMPETITION                                                 - 12 -
     5.18 NON-USE OF NAME "BOMPET"                                        - 13 -
     5.19 GUARANTOR                                                       - 13 -

                           STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("AGREEMENT") is made effective as of January 1, 1998, by ERC Industries, Inc., a Delaware corporation doing business as Wood Group Pressure Control ("BUYER") and Inversiones Western, C.A., a Venezuelan company (the "SELLER"), and Jimmy J. Marzuola, an individual resident in Venezuela ("GUARANTOR"). Seller owns Bompet, C.A., a company organized in Venezuela pursuant to the laws of Venezuela (the "COMPANY").

                                   RECITALS:

Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock (the "SHARES") of the Company for the consideration and on the terms set forth in this Agreement.

                                   AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS

For purposes of this Agreement, the terms listed in SCHEDULE 1 have the meanings specified or referred to in SCHEDULE 1.

2.   SALE AND TRANSFER OF SHARES; CLOSING

2.1  SHARES

Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and indemnities provided in the schedules to this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller in exchange for the Purchase Price.

2.2  PURCHASE PRICE

The purchase price (the "PURCHASE PRICE") for the Shares will be US$2,600,000 plus the Earn Out Amount and Earn Out Bonus.

2.3  CLOSING

The purchase and sale (the "CLOSING") provided for in this Agreement will take place at the offices of Buyer's counsel at Casas Rincon - Gonzalez Rubio y Asociados, Edificio

2000, Calle 74 entre Avenidas 3H y 3Y at 1:00 p.m. (Maracaibo, Zulia time) on January 30, 1998.

2.4  CLOSING OBLIGATIONS

          a.   At the Closing, Seller will deliver to Buyer:

          (i) stock registry books representing the Shares, duly transferred to Buyer;

          (ii) a release in the form of EXHIBIT 2.4(A)(II) executed by Seller (the "SELLER'S RELEASE");

          (iii) a certificate executed by Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement is accurate in all respects as of the Closing Date and that all of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of the covenants and obligations (considered individually), have been duly performed and complied with in all material respects;

          (iv) an opinion of the Seller's legal counsel dated the Closing Date, in the form of EXHIBIT 2.4(A)(IV);

          (v)    the Indemnity Agreement in the form of EXHIBIT 2.4(A)(V);

          (vi)   the Lease Agreement in the form of EXHIBIT 2.4(A)(VI),

          (vii) such other documents as Buyer or its legal counsel may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller's representations and warranties,
                 (ii) evidencing the performance by Seller or the Company of, or the compliance by Seller or the Company with, any covenant or obligation required to be performed or complied with by Seller or the Company, (iii) evidencing the satisfaction of any condition referred to in this Section 2.4, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

          b. At the Closing, Buyer will deliver to the Seller (as appropriate):

          (i) the amount of U.S.$2,600,000 by two (2) wire transfers: One wire for 95% ($2.470.000) will be transferred to a Venezuelan bank account specified by the Seller and another wire transfer for 5% ($130.000) will be transferred to Buyer's lawyer's account. Buyer's lawyer will insure that this 5% amount is remitted to satisfy the required Venezuelan withholding tax requirements and will deliver to Seller a copy of the withholding certificate or withholding form within ten (10) days after such filing and remittance has been timely made;

          (ii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement is accurate in all respects as of the Closing Date, and all of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of the covenants and obligations (considered individually), have been performed and complied with in all material respects;

          (iii)  the Indemnity Agreement in the form of EXHIBIT 2.4(A)(V),

          (iv)   the Lease Agreement in the form of EXHIBIT 2.4(A)(VI), and

          (v) such other documents as Seller and its legal counsel may reasonably request for the purpose of (i) evidencing the accuracy of any of Buyer's representations and warranties, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 2.4, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

2.5  EARN OUT AMOUNT

          a. The Buyer agrees to pay to the Seller an additional amount equal to the "EARN OUT AMOUNT" determined pursuant to and in accordance with this Section 2.5. The total maximum Earn Out Amount will be an aggregate amount equal to U.S.$3,000,000. The maximum Earn Out Amount does not include the "EARN OUT BONUS".

          b. The Earn Out Amount will be paid by the Buyer to the Seller on or before 120 days following each of December 31, 1998, December 31, 1999 and/or December 31, 2000. If the maximum Earn Out Amount is earned prior to the end of any of such yearly periods, the maximum Earn Out Amount will be paid in full at the date that it has been earned in full.

          c. The Earn Out Amount will be determined based on the following formula: (i) the audited net income after income tax of the Company for each of the calendar years 1998, 1999, and 2000, minus (ii) U.S.$1,250,000 for each calendar year 1998, 1999, and 2000. If the income tax in any or all of calendar years 1998, 1999 or 2000 exceeds 25% of net income before tax, then the income tax rate will be reduced to 25% of income before tax for any income that is taxed at a rate that is greater than 25%. If the audited income tax rate is less than 25%, then the lower audited number will be used. (Accordingly, for purposes of calculating the Earn Out Amount the income tax rate that will be applied to the Company's taxable income will be the lesser of 25% or the actual audited income tax rate that is applied to the Company's taxable income for 1998, 1999 and
                 2000). If the audited net income for a year is a loss, the loss will not be carried over to a subsequent year. For example and illustration purposes only, the following chart shows the Earn Out Amount that would be payable if the assumptions in the illustration were achieved by the Company:


                       Calendar Year       Calendar Year       Calendar Year
                       1998                1999                2000
--------------------------------------------------------------------------------
Audited Net            US$2,000,000        US$1,250,000        US$3,250,000
Income of
Company for the
Calendar Year
--------------------------------------------------------------------------------
Annual $1,250,000      US$1,250,000        US$1,250,000        US$1,250,000
base amount
--------------------------------------------------------------------------------
Annual Amount          US$750,000            - 0 -             US$2,000,000
Payable
--------------------------------------------------------------------------------
Cumulative             US$750,000          US$750,000          US$2,750,000
Payment
--------------------------------------------------------------------------------


          d. The Company's auditors will deliver to the Seller on or before 120 days after December 31, 1998, December 31, 1999, and December 31, 2000, a certificate certifying to (i) the Company's net income for each applicable calendar year taken into account for purposes of making the Earn Out Amount calculation and (ii) the amount of the Earn Out Amount for that year and the amount of the Earn Out Amount paid for any preceding years. The Company's auditors shall be an internationally recognized accounting firm. During the periods that the Earn Out Amount is to be calculated hereunder, the Company will deliver unaudited financial statements for each quarter within 30 days after the end of each quarter and deliver a copy of the Company's audited financial statements within 30 days after such audited financial statements are delivered to the Company by the Company's auditors. A representative of the Seller shall have the right to meet with the general manager of the Company to discuss the Company's business plan and strategy at least 3 times per year during the Earn Out period and shall have the right to deliver written comments to the general manager and the general manager's superior describing what the Seller believes to be reasonable and unreasonable expenses of the Company that impact the Earn Out Amount.

          e. The Company's net income shall be determined in accordance with United States generally accepted accounting principles with U.S. dollars as the functional currency and consistent with the accounting policies and procedures of the Company. The Company's audited net income for purposes of the Earn Out calculation will be based on the Company's sales, service, repair, and remanufacture of wellhead equipment and related gate valves. Any extraordinary expense transfer from Buyer to the Company must be first approved by the General Manager of the Company to assure that proper value has been received by the Company, otherwise such extraordinary expense transfer and any resulting benefit arising therefrom will not be taken into account for purposes of the calculation of the Earn Out Amount.

          f. In addition to the Earn Out Amount provided in this Section 2.5, an Earn Out Bonus will be paid to the Seller in an amount not to exceed U.S.$400,000. The Earn Out Bonus will equal 10% multiplied by (i) the cumulative Earn Out Amount before the U.S.$3,000,000 maximum Earn Out Amount, minus (ii) the U.S.$3,000,000 maximum Earn Out Amount. The Earn Out Bonus will be paid at the same time as the final Earn Out payment is due and payable.

          g. In the event that the Buyer no longer controls the Company as a result of a merger of the Company with or into a competitor of the Company in the wellhead equipment and related gate valve business that has operations in Venezuela, then the maximum Earn Out Amount will be deemed earned by the Seller and the balance of the Earn Out Amount shall be deemed due and payable immediately upon the occurrence of such event. In the event the Buyer merges the Company with or into a company that is not a competitor of the Company in the wellhead equipment and related gate valve business that has operations in Venezuela, then the Buyer shall remain liable for the Earn Out Amount. If the Buyer merges the Company with another company and the Buyer loses control of the Company, the Buyer will cause the controlling shareholder to assume the liability for the Earn Out Amount in Section 2.5 and the Buyer will remain liable for the Earn Out Amount. If the Buyer sells the Company, the Buyer will cause the purchaser to assume the liability for the Earn Out Amount and the Buyer will remain liable for the Earn Out Amount. If the Buyer is to be liquidated as a result of the insolvency of the Buyer, then the maximum Earn Out Amount will be deemed earned by the Seller and the balance of the Earn Out Amount shall be deemed due and payable immediately upon the occurrence of such event. If the Company becomes insolvent and Buyer elects to discontinue the business of the Company, Seller will have a right of first refusal to purchase the Company at the price and on the terms that any third party offers for the Company.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in
SCHEDULE 3 are true, correct and complete as of the Closing Date, except as set forth in the Disclosure Schedules accompanying this Agreement. The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in SCHEDULE 3.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in
SCHEDULE 4  are true, correct and complete as of the Closing Date.

5.   GENERAL PROVISIONS

5.1  EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel, and accountants. Seller will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

5.2  PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued at such time and in such manner as Buyer and Seller mutually determine, provided either party shall be entitled to make such public announcements as it is required to make in order to comply with Legal Requirements. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

5.3  CONFIDENTIALITY

Subsequent to the Closing of the Contemplated Transactions, Seller and Guarantor will maintain in confidence, and will use its or their best efforts to cause the former and existing directors, former and existing officers, former and existing employees, agents, and advisors of the Company to maintain in confidence, and not use to the detriment of the Company or the Buyer any written, oral, or other information obtained in confidence from the Buyer or the Company in connection with this Agreement, the Contemplated Transactions or the business and affairs of the Company, unless (a) such information is already publicly known to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of Seller or Guarantor, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions and such disclosure is made known in writing to Buyer, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings and such furnishing or use is made known in writing to Buyer.

5.4  NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by an internationally recognized overnight delivery service (receipt requested), or
(c) when received by the addressee, if sent by a internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to the Seller or Guarantor:

Mr. Jimmy J. Marzuola
INVERSIONES WESTERN, C.A.
Avenida Intercomunal Las Morochas
Campo Western
Ciudad Ojeda, Estado Zula
Venezuela
  Facsimile No.:011-58-65-319736

with a copy to:

Aveledo, Klemprer, Rivas, Perez & Trujillo
Torre Delta, Piso 11
Av. Francisco De Miranda
Altamira Sur, Caracas
Venezuela
  Attn: Miguel Angel Perez Lavaud
  Facsimile No.: 011-58-22614730

If to Buyer:

ERC Industries, Inc.
Wood Group Pressure Control
1441 Park Ten Boulevard
Houston, Texas 77084
Attention: Chief Financial Officer
  Facsimile No.: 281.398.8086

with a copy to:

Arthur M. Nathan
Haynes and Boone, L.L.P.
1000 Louisiana, Suite 4300
Houston, Texas 77002-5012
  Facsimile No.: 713.236.5551

5.5  ARBITRATION; JURISDICTION; SERVICE OF PROCESS

a. In the event that there shall be any dispute arising out of or in any way relating to this Agreement, the Contemplated Transaction, any document referred to or incorporated herein by reference or centrally related to the subject matter hereof, or the subject matter of any of the same, the parties covenant and agree as follows:

     1. The parties shall first use their reasonable Best Efforts to resolve such dispute among themselves, with or without mediation.

     2. If the parties are unable to resolve such dispute among themselves, such dispute shall be submitted to binding arbitration in New York, New York, U.S.A., under the auspices of, and pursuant to the rules of, the International Chamber of Commerce Rules of Arbitration as then in effect, or such other procedures as the parties may agree to at the time, before a tribunal of three arbitrators, one of which shall be selected by Seller, one of which shall be selected by Buyer, and the third of which shall be selected by the two arbitrators so selected. Any award issued as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. A ruling by the arbitrators shall be non-appealable. The parties agree to abide by and perform any award rendered by the arbitrators. If either Seller or Buyer seeks enforcement of the terms of this Agreement or seeks enforcement of any award rendered by the arbitrators, then the prevailing party (designated by the arbitrators) to such proceeding(s) shall be entitled to recover its costs and expenses from the non-prevailing party, in addition to any other relief to which it may be entitled. If a dispute arises and one party fails or refuses to designate an arbitrator within 30 days after receipt of a written notice that an arbitration proceeding is to be held, then the dispute shall be resolved solely by the arbitrator designated by the other party and such arbitration award shall be as binding as if 3 arbitrators had participated in the arbitration proceeding. Either Seller or Buyer may cause an arbitration proceeding to commence by giving the other party notice in writing of such arbitration. Seller and Buyer covenant and agree to act as expeditiously as practicable in order to resolve all disputes by arbitration. Notwithstanding anything in this section to the contrary, neither Seller nor Buyer shall be precluded from seeking court action in the event the action sought is either injunctive action, a restraining order or other equitable relief. The arbitration proceeding shall be held in English.

b. Process in any action or proceeding referred to in the preceding section may be served on any party anywhere in the world.

c. Except as expressly provided herein and except for injunctions and other equitable remedies that are required in order to enforce this Agreement, no action may be brought in any court of law and each of the parties waives any rights that it may have to bring a cause of action in any court or in any proceeding involving a jury to the maximum extent permitted by law.

5.6  FURTHER ASSURANCES

The parties agree to (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request, for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

5.7  WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

5.8  ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated September 26, 1997), and constitutes (along with the documents and agreements referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

5.9  DISCLOSURE SCHEDULE

The disclosures in the Disclosure Schedule will relate only to the representations and warranties in the Section of SCHEDULE 3 to which they expressly relate and not to any other representation or warranty in SCHEDULE 3.

5.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer or Seller may assign any of its rights under this Agreement to any of their respective Subsidiaries or Affiliates. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

5.11 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.12 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement or any Schedules or any other agreements or documents referred to in this Agreement are provided for convenience of reference only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement or the Schedule, as appropriate. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

5.13 TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

5.14 GOVERNING LAW

This Agreement will be governed by the laws of the Republic of Venezuela without regard to conflict of laws principles.

5.15 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

5.16 INCORPORATION BY REFERENCE

The Exhibits and Schedules identified in this Agreement or in any Exhibit or Schedule referred to in this Agreement are incorporated in this Agreement by reference and made a part hereof for all purposes as if fully set forth in this Agreement.

5.17 NON-COMPETITION

As an inducement for Buyer to enter into this Agreement, Seller agrees that:

(a)  For a period of three (3) years after the Closing:

(i) Seller and its Affiliates will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Seller's name or any similar name to, lend Seller's credit to, or render services or advice to the business described in Section 2.5(e), anywhere within Venezuela. Seller agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

(ii) Seller and its Affiliates will not, directly or indirectly, either for himself or any other Person, (A) induce or attempt to induce any employee of Company to leave the employ of the Company, (B) in any way interfere with the relationship between the Company and any employee of the Company, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company. Buyer and its Affiliates will not, directly or indirectly, (x) induce or attempt to induce any employee of Seller to leave the employ of Seller, or (y) in any way interfere with the relationship between the Seller and any employee of the Seller;

(iii) Seller and its Affiliates will not, directly or indirectly, either for himself or any other Person, solicit the business of any Person known to Seller to be a customer of the Company, whether or not Seller had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of the Company;

(b) In the event of a breach by Seller or any of his or its Affiliates of any covenant set forth in this Section, the term of such covenant will be extended by the period of the duration of such breach;

(c) Seller and its Affiliates will not, at any time during or after the three year period, disparage Buyer or the Company, or any of their shareholders, directors, officers, employees, or agents and Buyer will not disparage the Seller or its Affiliates or any of their shareholders, directors, officers, employees, or agents at any time during or after the three year period; and

(d) Guarantor will, for a period of three (3) years after the Closing, within ten days after accepting any employment, advise Buyer of the identity of any
employer of Seller.   Buyer or the Company may serve notice upon each such
employer that Seller is bound by this Agreement and furnish each such employer with a copy of this Agreement or relevant portions thereof.

5.18 NON-USE OF NAME "BOMPET"

Upon ten (10) days written notice from the Buyer or the Company to the Seller and/or any of its Affiliates, Seller will cause any Affiliates or Subsidiaries of the Seller to change its or their corporate or assumed name(s) to a name that does not use the word "Bompet" and to cease using such name for all purposes. The name "Bompet" is the sole property of the Company and the Seller and its Affiliates shall not make any use of such name in contravention of the rights or direction of the Company. Any such change of name will be done at the cost and expense of the Seller. At any time from and after the date of the Closing, the Seller will cause Bompet de Venezuela to transfer, convey, assign and deliver or to cause to be transferred, conveyed, assigned and delivered, any and all registrations or licenses to the Company that relate to the business of the Company. If such registrations or licenses are not transferable then the Sellers will assist the Company in obtaining such registrations or licenses.

5.19 GUARANTOR

Guarantor unconditionally guarantees all of the obligations and responsibilities of the Seller under this Agreement (including, but not limited to, all covenants, representations and warranties of the Seller in any schedules or exhibits attached hereto or incorporated herein by reference) and all other agreements, instruments and documents that are executed and delivered in connection with or as a part of the transaction contemplated by this Agreement as fully as if the Guarantor were the Seller and to the maximum extent permitted under Venezuelan law.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                   SELLER:

ERC INDUSTRIES, INC.                     INVERSIONES WESTERN, C.A.
d/b/a Wood Group Pressure Control


By: /s/ D. PATRICK GEIGER                By: /s/ JIMMY J. MARZUOLA
   ---------------------------------        -------------------------------
   D. Patrick Geiger, Vice President        Jimmy J. Marzuola



                                         GUARANTOR:



                                         /s/ JIMMY J. MARZUOLA
                                         ---------------------------------
                                         Jimmy J. Marzuola